Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3 and related Prospectus) of CRH America, Inc. and CRH public limited company for the registration of debt securities by CRH America, Inc. guaranteed by CRH public limited company and to the incorporation by reference therein of our report dated May 26, 2006, with respect to the consolidated financial statements and schedule of CRH public limited company included in its Annual Report (Form 20-F) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

s/ Ernst & Young

Dublin, Ireland

August 29, 2006